Exhibit 10.3

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (“Agreement”) is made effective as of October 1, 2024 (the “Effective Date”), by and between IGM Biosciences, Inc., a Delaware corporation having an address at 325 East Middlefield Road, Mountain View, CA 94043 (“IGM”), and Bruce Keyt, an individual having an address at 1180 Lakeview Drive, Hillsborough, CA 94010 (“Consultant” and together with “IGM” the “Parties”).

In connection with Consultant’s transition from serving as IGM’s Chief Scientific Officer, the Parties have agreed to the terms of this Agreement under which IGM desires to engage Consultant as an independent contractor, and not as an employee, to perform certain services on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1.
CONSULTANT RESIGNATIONS. Consultant and IGM agree that Consultant resigns as Chief Scientific Officer, an employee of IGM, and from all other officer and director positions Consultant holds in IGM or any of its subsidiaries as of the Effective Date. Following the Effective Date, Consultant shall have no further responsibility to perform any duties related to those positions.
2.
SCOPE OF SERVICES.
2.1
Consulting Services. Consultant shall perform such consulting services as IGM reasonably requests and Consultant reasonably agrees to perform (the “Services”). Consultant shall make himself available to provide the Services from the Effective Date through the 18-month anniversary of the Effective Date at a rate of approximately eight hours per week and in any event no more than 20% of the rate of Consultant’s services to IGM during the three-year period ending on the Effective Date. The period from the Effective Date through the 18-month anniversary of the Effective Date is the “Expected Term.” Nothing express or implied in this Agreement shall restrict Consultant from engaging in other consulting activities or engaging in any full-time or part-time employment, provided that Consultant remains available to provide Services consistent with this Agreement and that Consultant does not provide services to any Competitive Entity as defined below without providing IGM with at least 30 days’ advance written notice thereof. For purposes of this Agreement, “Competitive Entity” will mean any commercial enterprise discovering, developing or commercializing therapeutic products which (i) are based on an IgM or IgA antibody scaffold or (ii) contain or comprise multivalent or multi-specific molecule(s) designed to or resulting in depletion or inhibition of B cells or cells of the B cell lineage. For the avoidance of doubt, a commercial enterprise developing or selling therapeutic products which are based on an IgG antibody scaffold or other protein scaffolds not based in whole or in part on sequences that code exclusively for IgM or IgA antibodies or that contain or comprise multivalent or multi-specific molecule(s) designed to or resulting in depletion or inhibition of B cells or cells of the B cell lineage will not be considered a Competitive Entity.
2.2
Performance. Consultant shall use reasonable commercial efforts to perform the Services. Consultant shall comply at all times with all applicable laws, regulations and codes in connection with performance of the Services. Consultant shall determine, in Consultant’s sole discretion, the time, place, manner, and means by which the Services will be performed. IGM and Consultant further acknowledge that Consultant is engaged in an independently established consulting business of the same nature as that involved in the Services performed. Consultant shall furnish, at Consultant’s own expense, the materials, equipment, supplies, and other resources necessary to perform the Services.
2.3
Independent Contractor. The Parties agree that, effective as of 11:59 p.m. on October 1, 2024, Consultant will be an independent contractor in the performance of the Services operating as a sole proprietor and that at all times following the Effective Date Consultant will not be an employee of IGM. Consultant shall not be entitled to compensation from IGM except as set forth in this Agreement and in no event shall Consultant be entitled to any fringe benefits available to employees of IGM. Nothing herein or in the performance hereof shall imply a joint venture or principal and agent relationship between the Parties. Neither Party shall have any right, power, or authority to create any obligation, express or implied, on behalf of the other.

3.
TERM AND TERMINATION.
3.1
Term. This Agreement shall commence on the Effective Date and shall continue through the Expected Term unless terminated earlier in accordance with Section 3.2.
3.2
Termination.
3.2.1
Termination by Company for Cause. If Consultant should take actions or should fail to act in any manner that would constitute Cause, IGM may terminate the Agreement and its relationship with Consultant immediately upon written notice to Consultant and IGM will have no further obligation to provide compensation for any periods after such termination to Consultant. For purposes of this provision, “Cause” means the occurrence of any of the following: (a) Consultant’s engaging in illegal or unethical conduct that was or is reasonably likely to be materially injurious to the business or reputation of IGM or its subsidiaries; (b) Consultant’s violation of a federal or state law or regulation materially applicable to IGM’s business; (c) Consultant’s material breach of the terms of the Confidentiality Agreement as defined in Section 5.1 or of the confidentiality provisions of this Agreement; (d) Consultant’s being convicted of, or entering a plea of nolo contendere to, a felony (other than a traffic violation) or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, IGM or its subsidiaries; (e) Consultant’s repeated failure to substantially perform the Services after written notification by IGM’s Board of Directors (the “Board”) of such failure and an opportunity to cure such failure within 30 days, (f) Consultant’s material breach of any of Consultant’s fiduciary duties to IGM that continue after resignation as provided under Delaware law (provided that IGM and Consultant agree that IGM will, in the event of a purported breach by Consultant of confidentiality obligations, pursue its rights under the Confidentiality Agreement as defined in Section 5.1 below and not as a claim of breach of fiduciary duty); or (g) Consultant’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of IGM.
3.2.2
Termination by Company other than for Cause. IGM may terminate this Agreement and its relationship with Consultant, other than due to actions or failures to act that would constitute Cause, with immediate effect on the provision of written notice by IGM to Consultant. In the event of such a termination by IGM, upon the effectiveness of a release agreement between Consultant and IGM that confirms the releases set forth in Exhibit A-2 through the last day that Consultant is available to provide the Services, IGM will continue to pay Consultant the cash compensation that would have been due to Consultant under Section 4 for continued service through the Expected Term, will accelerate the vesting of all of Consultant’s then outstanding and unvested stock options and restricted stock units (“RSUs”), and all of Consultant’s then-outstanding vested stock options will remain outstanding and exercisable through the three-month anniversary of the last day of the Expected Term.
3.2.3
Voluntary Termination by Consultant. Consultant may terminate this Agreement and his relationship with IGM at any time upon 30 days’ written notice to IGM. If such termination is not under circumstances that would be Cause, IGM will continue to pay Consultant the cash compensation that would have been due to Consultant under Section 4 for continued service through the Expected Term but all further equity vesting will cease upon such termination and all of Consultant’s then-outstanding vested stock options will remain outstanding and exercisable only through the three-month anniversary of the date of such termination.
3.2.4
Termination Related to Services to Competitive Entity. Consultant shall provide the Board with 30 days’ advance written notice of his intent to provide material services to or accept employment with any Competitive Entity during the Expected Term. The Board will review the notice and provide to Consultant written notice within 15 days as to whether or not it will elect to terminate this Agreement. If the Board elects to terminate, then, unless Consultant provides within 5 days written notice that Consultant has not taken and will not take the opportunity, this Agreement will terminate and IGM will continue to pay Consultant the cash compensation that would have been due to Consultant under Section 4 for continued service through the Expected Term but all further equity vesting will cease upon such termination and all of Consultant’s then-outstanding vested stock options will remain outstanding and exercisable only through the three-month anniversary of the date of such termination. IGM may terminate this Agreement and its relationship with Consultant immediately upon receipt of reasonable evidence that Consultant has provided material services to or accepted employment with a Competitive

Entity without providing IGM 30 days’ advance written notice thereof. Such a termination will be treated as being for Cause under the terms of Section 3.2.1 above.
3.2.5
Termination Upon Death or Disability. If Consultant is unable to continue to be available to provide Services due to Consultant’s death or disability, this Agreement will be terminated upon written notice to IGM of such inability and Consultant or his successors will be paid a lump sum in cash equal to all remaining cash compensation that would have been paid through the Expected Term and the vesting of all then outstanding and unvested stock options and RSUs will be accelerated. For purposes of this provision, “disability” means Consultant’s total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code (the “Code”).
3.2.6
Notwithstanding anything to the contrary in this Section 3.2, the exercise period for each of Consultant’s stock options shall remain subject to earlier termination under the terms of the relevant equity compensation plan and stock option agreement (for example, upon a sale of IGM).
3.2.7
If Consultant is receiving continued payments under Section 3.2.2, 3.2.3, or 3.2.4, in the event of Consultant’s death or disability, or upon the occurrence of a change in control (as such term is used in Section 409A of the Code (“Section 409A”)), all remaining scheduled payments will be made within 30 days of the occurrence of such triggering event.
3.3
Return of Materials; Cooperation. Upon termination of this Agreement for any reason, Consultant shall promptly return to IGM (i) all records, materials, equipment, property, drawings and documents which are owned, leased or licensed by IGM and made available to Consultant in connection with this Agreement; and (ii) any documents, data or materials of any nature pertaining to or incorporating any Confidential Information of IGM, including any copies thereof, regardless of when obtained by or made available to Consultant, and (iii) any other tangible material produced in connection with the Services and owned by IGM pursuant to Section 5.
3.4
Survival. In addition to this Section 3.4, the following Sections shall survive the expiration or termination of this Agreement for whatever reason: Sections 3 (to the extent due and unpaid), 5, 6 and 8.
4.
COMPENSATION.
4.1
Compensation on Effective Date. Consultant’s employee health benefits shall continue through October 31, 2024. In compliance with California law, on October 1, 2024 Consultant shall also be paid an amount equal to Consultant’s accumulated vacation and personal time. IGM also agrees that it does not assert any rights to any flight or travel credits for flight, travel or mileage credits accrued by Consultant during Consultant’s employment or arising as a result of cancellation of travel due to the termination of Consultant’s employment.
4.2
Post-Employment Benefits Coverage. Following October 1, 2024, Consultant will be entitled to health care continuation rights as required by applicable law and, to facilitate such health care continuation, for a period of 18 months following the October 1, 2024 Consultant will be paid in cash an amount equal to $5,500 for each month.
4.3
Cash. In addition to any payments required under Sections 4.1 and 4.2 above, commencing as of October 1, 2024 and continuing through the Expected Term, Consultant shall be paid $21,326 for each one-month period in which Consultant is available to perform Services (pro-rated for any partial month), whether or not IGM requests any Services. Such amounts shall be payable within 15 days following the last day of each applicable one-month period.
4.4
Equity Compensation Treatment. Consultant’s currently outstanding RSUs and stock options under the IGM equity compensation plans that would vest through continued service through the Expected Term shall continue to vest through the Expected Term except as otherwise provided in Section 3.2. At such time, the post-termination exercise period for any of Consultant’s then-outstanding vested stock options will begin. For avoidance of doubt, in the event of a change in control of IGM prior to a termination of Consultant under Section 3.2 all of Consultant’s then-outstanding RSUs and stock options will immediately vest. Except as otherwise provided in this Agreement, each of Consultant’s awards of RSUs and stock options will continue to be subject to the original terms and conditions of the applicable equity compensation plan under which such awards were granted and the applicable award agreement thereunder between Consultant and IGM. Any RSUs or stock options that would only be eligible to vest after the final day of the Expected Term will be forfeited on the Effective Date. Consultant acknowledges that he will be subject to the Company’s insider trading policy during the term of this Agreement, other than as agreed by IGM.
4.5
Expenses. IGM shall reimburse Consultant for Consultant’s reasonable and necessary business expenses related to the performance of Consultant’s duties under this Agreement upon presentation of appropriate supporting documentation in accordance with IGM’s expense reimbursement policy.
5.
OWNERSHIP; CONFIDENTIALITY.
5.1
Confirmation of Confidentiality Agreement. Consultant hereby confirms that he has complied with the terms of the Employee Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) between him and IGM dated July 23, 2012 and that he understands those provisions of Confidentiality Agreement that will continue to apply after the Effective Date.
5.2
Ownership of the Results of the Services. All right, title and interest in and to the results of the Services, including, without limitation, all useful art, discoveries, developments, techniques, systems, data, inventions, designs, trade secrets, know-how, notes, records, software, ideas, trademarks, formulas, programs, improvements, copyrightable materials and patentable materials conceived or produced by Consultant (collectively the “Work Product”) shall belong exclusively to IGM. Consultant hereby assigns and transfers, and agrees to assign and transfer, to IGM in perpetuity all of Consultant’s worldwide rights, title and interest in and to the Work Product, including, but not limited to, all copyrights, patent rights, inventions whether patentable or not, trade secrets and other intellectual property or proprietary rights therein. Consultant agrees to execute such documents of assignment, transfer, or registration as IGM may request in order to assist IGM in obtaining, perfecting, evidencing or protecting its rights. Consultant agrees to assist IGM, or its designee, at IGM’s expense, in every proper way to secure, maintain, protect, and enforce IGM’s rights in Work Product in any and all countries. To protect IGM’s rights in the Work Product, Consultant hereby represents and warrants to IGM that the Services shall be performed, and all Work Product shall be developed, without using any equipment, supplies, facilities, trade secret information, or other resources of any other party for which Consultant also performs services.
5.3
Not Use Confidential Information or Intellectual Property of Others. Consultant hereby represents and warrants to IGM that (i) Consultant’s performance of the Services does not and will not violate any agreement with or duty to any third party, and (ii) Consultant has not and will not use or disclose in the performance of the Services any confidential or proprietary information belonging to any other party, without the written consent of such party and IGM.
5.4
General. Consultant agrees that Consultant shall keep confidential and shall not, without the express prior consent of IGM, disclose to any person or make any unauthorized use of any trade secrets, confidential information, knowledge, data or other information of IGM or its affiliates relating to IGM’s or its affiliates’ products, software, technology, research and development, specifications, performance, the Work Product, processes, know-how, designs, formulas, test data, customer lists, product plans, business plans, financial information, marketing plans and strategies, pricing strategies and other subject matter pertaining to any business of IGM or its affiliates (collectively the “Confidential Information”), which Consultant may have obtained, learned or otherwise acquired during the course of rendering services to IGM (including, but not limited to, the Services). The only authorized use of the Confidential Information is for Consultant to use the Confidential Information in the performance of the Services and only for the benefit of IGM. Consultant’s confidentiality obligations hereunder shall survive the termination of this Agreement for five years or until such time as Consultant can show that such item of Confidential Information becomes generally known in the industry through no direct or indirect fault of Consultant, with the exception that the confidentiality of trade secrets must be maintained indefinitely unless such trade secrets become publicly known or are made generally available through no action or inaction of the receiving party. Notwithstanding the above, Confidential Information shall not include any information which (a) was in the public domain at the time it was disclosed or has entered the public domain through no fault of Consultant; (b) was known to the Consultant, without restriction, at the time of disclosure; (c) was independently developed by Consultant without any use of the Confidential Information; and (d) becomes known to the Consultant, without restriction, from a source other than the Consultant without breach of this Agreement by the Consultant and otherwise not in violation of IGM’s rights. Further, Consultant shall not be subject to any liability hereunder for disclosing Confidential Information if such disclosure is made pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Consultant shall, if legally permitted to do so, provide prompt notice of such court order or requirement to IGM to enable IGM to seek a protective order or otherwise prevent or restrict such disclosure.
5.5
Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Work Product (in the form of notes, sketches, drawings, and as may be specified by IGM), which records shall be available to and shall remain the sole property of IGM at all times.
5.6
Pre-Existing Materials. To the extent IGM’s use or commercial exploitation of the Work Product requires a license from Consultant under any patent, copyright or other intellectual property right of Consultant, now or hereafter held or acquired, Consultant hereby grants to IGM, and agrees to grant, a fully paid, perpetual, royalty free, non-exclusive, transferable, worldwide license, with right to sublicense, to make, use, sell, have made, copy, modify, prepare derivative works of, publish, distribute, perform, display and otherwise commercially exploit such Work Product or any part thereof.
5.7
Other Obligations. Consultant acknowledges that IGM from time to time may have agreements with third parties that impose obligations or restrictions on IGM regarding inventions or creative works made during the course of work thereunder or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions, of which Consultant is informed, and to take all action necessary to discharge the obligations of IGM thereunder upon notice of same from IGM to the extent that such obligations pertain to the Services.
5.8
Equitable Relief. Consultant expressly agrees that a threatened or actual violation by Consultant of any material provision of this Section 5 may cause irreparable injury to IGM for which IGM will not have an adequate remedy at law. Therefore, in the event of such an actual or threatened violation, IGM shall be entitled to seek temporary or permanent injunctive relief or other equitable remedies, without the posting of any bond or other security, in addition to any and all other remedies available to IGM.
5.9
Protected Activity Not Prohibited. For the avoidance of doubt, Consultant understands that nothing in this Agreement shall in any way limit or prohibit Consultant from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful. Notwithstanding the foregoing, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any IGM trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Consultant further understands that Protected Activity does not include the disclosure of any IGM attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Consultant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights Consultant may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit Consultant’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Consultant or IGM’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA.
6.
RELEASES.
6.1
Initial Release. As consideration for the mutual promises of IGM and Consultant hereunder, IGM and Consultant hereby give the releases contained in Exhibit A-1, subject to the right to revoke the releases as outlined on Exhibit A-1. For avoidance of doubt, the Parties agree that the resignations set forth in Section 1 are effective on the Effective Date, regardless of whether Consultant exercises his right to revoke his release.
6.2
Additional Releases. In certain circumstances identified in Section 3.2, Consultant may give additional releases as specified in Exhibit A-2.
7.
ETHICAL BUSINESS PRACTICES.
7.1
Consultant represents that, as of the Effective Date, Consultant has not taken any action or omitted to take any action which Consultant believes, in good faith, would cause Consultant to be in violation of any laws, including without limitation the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b; Stark Law, 42 U.S.C. § 1395nn; False Claims Act, 31 U.S.C. §§ 3729–3733; Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; or Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq; and Consultant is not under investigation, or been convicted of, any such violation.
7.2
Consultant represents that Consultant is not and has never been excluded, debarred, suspended or otherwise determined to be ineligible to participate in any Federal health care program or in any Federal procurement or non procurement program; and Consultant has not been convicted of a criminal offense that falls within the scope of 42 USC Section 1320a-7(a) but which has not yet led to Consultant being excluded, debarred, suspended or otherwise declared ineligible to participate in any Federal health care, procurement or non procurement program.
7.3
The Parties acknowledge and agree that it is their intent to comply at all times with applicable federal and state statutes, laws, rules and regulations, specifically including, but not limited to, the federal Anti-Kickback Statute (42 USC 1320a-7b), the federal “Stark Law” (42 USC 1320nn), the federal False Claims Act (31 USC 3729-3733), and the federal Civil Monetary Penalties Law (42 USC 1320a-7a). In furtherance of the foregoing, the Parties acknowledge agree that any remuneration offered or paid hereunder was not offered or paid, and was not solicited or received, directly or indirectly, in whole or in part, to induce a referral or a patient, the order of an item or service, or otherwise for the purpose of generating business which is reimbursable under a federal healthcare program. To the best of the knowledge and belief of the Parties, all remuneration paid hereunder is consistent with the fair market value for the items and services provided hereunder, and does not take into account, directly or indirectly, the volume or value of any referrals or other business generated between the Parties.
8.
MISCELLANEOUS.
8.1
Section 409A. The Parties intend that all payments and benefits in this Agreement are exempt from or compliant with Section 409A, to the extent applicable, and any ambiguities will be interpreted to the greatest extent possible consistent with that intention. Every payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, IGM makes no guarantee or representation that payments provided for under this Agreement will be exempt from, or comply with, Section 409A and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, if Consultant is a “specified employee” within the meaning of Section 409A, then no amounts payable to Consultant due to a separation from service, whether pursuant to this Agreement or otherwise, that are considered deferred compensation for purposes of Section 409A (together, the “Deferred Payments”) will be paid until the date that is six (6) months and one (1) day following the date of Consultant’s separation from service, at which time all amounts previously due will be paid in a lump sum, with the balance paid on the original schedule. The Parties acknowledge and agree that Consultant’s transition from full-time employee of the Company to part-time consultant effective on October 1, 2024 constitutes a separation from service for purposes of Section 409A and that it is their intent that all amounts that are scheduled to and are paid prior to March 15, 2025 will not be considered deferred compensation for purposes of Section 409A.
8.2
Force Majeure. The obligation of each Party to perform any of its obligations hereunder (other than a failure of IGM to pay any amounts owed to Consultant when due) shall be suspended to the extent that and during the period that such failure or delay is due to circumstances beyond its reasonable control.
8.3
Notices. Any notice or other communication hereunder shall be in writing and shall be deemed given and effective when delivered personally, by electronic mail, by overnight express, or upon postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to a Party at their address stated above or in the signature block below.
8.4
Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, IGM’s successors and assigns. The rights and obligations of Consultant under this Agreement are personal and may not be assigned. The Services shall be performed exclusively by Consultant and not any of Consultant’s employees, contractors or agents.
8.5
Further Actions. The Parties agree to execute any additional documents and take such further action as may be reasonably necessary to carry out the purposes of this Agreement.
8.6
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles.
8.7
Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force and effect.
8.8
Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral communications or agreements between IGM and Consultant regarding such subject matter, other than the Confidentiality Agreement, the IGM equity compensation plans and the RSU and stock option agreements referenced in Section 4.3 (to the extent not amended pursuant to this Agreement). This Agreement may only be amended by written agreement signed by both IGM and Consultant.
8.9
Waivers. No waiver of any provision of this Agreement shall be effective, except pursuant to a written instrument signed by the Party waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.
8.10
Counterparts. This Agreement may be executed in counterparts each of which shall be an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above. Consultant understands and agrees that Consultant executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of IGM or any third party. Consultant acknowledges that: (a) Consultant has read this Agreement including the Releases attached as Exhibit A-1; (b) Consultant has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Consultant’s own choice; (c) Consultant understands the terms and consequences of this Agreement, including the Releases attached as Exhibit A-1; (d) Consultant is fully aware of the legal and binding effect of this Agreement; and (e) Consultant has not relied upon any representations or statements made by IGM that are not specifically set forth in this Agreement.

IGM BIOSCIENCES, INC. By: _/s/ Christina Topsøe _________ Name: Christina Topsøe Title: Chair, Nominating and Governance Committee	CONSULTANT _/s/ Bruce Keyt__________________ Bruce Keyt

Exhibit A-1

INITIAL RELEASES

Consultant Releases

1.
Release of Claims. Consultant agrees that the consideration referred to in this Transition and Consulting Agreement between Consultant and IGM represents settlement in full of all outstanding obligations owed to Consultant by IGM, its parents, subsidiaries, and affiliates, and each of their respective current and former officers, directors, Consultants, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and predecessor and successor corporations and assigns (collectively, the “Releases”). Consultant, on Consultant’s own behalf and on behalf of Consultant’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releases from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Consultant may possess against any of the Releases arising from any omissions, acts, facts, or damages that have occurred up until and including the date Consultant signs this Agreement, including, without limitation:
1.1
any claims relating to or arising from Consultant’s employment and service relationship with IGM and the termination of that relationship;
1.2
any claims relating to, or arising from, Consultant’s right to purchase, or actual purchase of shares of stock of IGM, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state and federal law;
1.3
any claims of any jurisdiction, including wrongful discharge; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract; breach of covenant of good faith and fair dealing; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
1.4
any claims for violation of any federal, state, or municipal statute, including, but not limited to, the following, each as may be amended, and except as prohibited by law: any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;
1.5
any claim for any loss, cost, damage, or expense arising out of the nonwithholding or other tax treatment of the proceeds received by Consultant from IGM as well as for attorneys’ fees and costs.

Consultant agrees that this release shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or claims that cannot be released as a matter of law. Consultant represents that Consultant does not intend to bring any claims on Consultant’s own behalf or on behalf of any other person or entity against IGM or any of the other Releases.

2.
Consultant’s California Civil Code Section 1542 Waiver. Consultant acknowledges that Consultant has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Consultant, being aware of said code section, agrees to expressly waive any rights Consultant may have thereunder, as well as under any other statute or common law principles of similar effect.

3.
Acknowledgment of Waiver of Claims under ADEA. Consultant understands and acknowledges that Consultant is waiving and releasing any rights Consultant may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Consultant understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Consultant signs this Agreement. Consultant understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Consultant was already entitled. Consultant further understands and acknowledges that Consultant has been advised by this writing that: (a) Consultant should consult with an attorney prior to executing this Agreement; (b) Consultant has 21 days within which to consider this Agreement; (c) Consultant has seven days following Consultant’s execution of this Agreement to revoke the releases contained in this Agreement; (d) the releases under this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Consultant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Consultant signs this Agreement and returns it to IGM in less than the 21-day period identified above, Consultant hereby acknowledges that Consultant has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Consultant acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on IGM’s behalf that is received prior to the eighth day after the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period. Consultant’s releases will be effective on the eighth day after the Effective Date (the “Release Effective Date”).

IGM Releases

4.
IGM’s General Release and Waiver of Claims: In consideration of the promises made by Consultant under this Transition and Consulting Agreement, IGM voluntarily releases and discharges Consultant and Consultant’s heirs, successors, administrators, representatives and assigns from all claims that the IGM may have against Consultant as the result of Consultant’s employment with the Company or service as a member of the Board, or the discontinuance thereof, and that are based upon facts known to a majority of the members of the Board as of the Effective Date. Notwithstanding the foregoing, nothing herein shall release or discharge any claim by IGM against Consultant, or the right of IGM to bring any action, legal or otherwise, that (i) cannot be released as a matter of law, (ii) arises after the date IGM signs this Agreement, (iii) is a result of any failure by Consultant to perform Consultant’s obligations under this Agreement, or (iv) is a result of any illegal act or act of intentional misconduct, negligence or recklessness (including but not limited to fraud, embezzlement, misrepresentation or misappropriation by Consultant).
5.
IGM’s California Civil Code Section 1542 Waiver. IGM acknowledges that IGM has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

IGM, being aware of said code section, agrees to expressly waive any rights IGM may have thereunder, as well as under any other statute or common law principles of similar effect.

Exhibit A-2

ADDITIONAL RELEASES

1.
Release of Claims. Consultant agrees that the consideration referred to in this Transition and Consulting Agreement between Consultant and IGM represents settlement in full of all outstanding obligations owed to Consultant by IGM, its parents, subsidiaries, and affiliates, and each of their respective current and former officers, directors, Consultants, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and predecessor and successor corporations and assigns (collectively, the “Releases”). Consultant, on Consultant’s own behalf and on behalf of Consultant’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releases from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Consultant may possess against any of the Releases arising from any omissions, acts, facts, or damages that have occurred up until and including the date Consultant signs this Agreement, including, without limitation:
1.1
any claims relating to or arising from Consultant’s employment and service relationship with IGM and the termination of that relationship;
1.2
any claims relating to, or arising from, Consultant’s right to purchase, or actual purchase of shares of stock of IGM, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state and federal law;
1.3
any claims of any jurisdiction, including wrongful discharge; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract; breach of covenant of good faith and fair dealing; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
1.4
any claims for violation of any federal, state, or municipal statute, including, but not limited to, the following, each as may be amended, and except as prohibited by law: any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;
1.5
any claim for any loss, cost, damage, or expense arising out of the nonwithholding or other tax treatment of the proceeds received by Consultant from IGM as well as for attorneys’ fees and costs.

Consultant agrees that this release shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or claims that cannot be released as a matter of law. Consultant represents that Consultant does not intend to bring any claims on Consultant’s own behalf or on behalf of any other person or entity against IGM or any of the other Releases.

2.
California Civil Code Section 1542. Consultant acknowledges that Consultant has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Consultant, being aware of said code section, agrees to expressly waive any rights Consultant may have thereunder, as well as under any other statute or common law principles of similar effect.

3.
Acknowledgment of Waiver of Claims under ADEA. Consultant understands and acknowledges that Consultant is waiving and releasing any rights Consultant may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Consultant understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Consultant signs this Agreement. Consultant understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Consultant was already entitled. Consultant further understands and acknowledges that Consultant has been advised by this writing that: (a) Consultant should consult with an attorney prior to executing this Agreement; (b) Consultant has 21 days within which to consider this Agreement; (c) Consultant has seven days following Consultant’s execution of this Agreement to revoke the releases contained in this Agreement; (d) the releases under this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Consultant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Consultant signs this Agreement and returns it to IGM in less than the 21-day period identified above, Consultant hereby acknowledges that Consultant has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Consultant acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on IGM’s behalf that is received prior to the eighth day after the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period. Consultant’s releases will be effective on the eighth day after he signs and returns the supplemental release contained in this Exhibit A-2.